Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Contact:

Lilly H. Donohue

Director of Investor Relations

212-798-6118

Nadean Finke

Investor Relations

212-479-5295

Newcastle Announces Second Quarter 2008 Results

Highlights

•	FFO and GAAP loss of $87.7 million, or $1.66 per diluted share, for the quarter ended June 30, 2008.

•	Operating Income (net of preferred dividends) was $27.7 million, or $0.52 per diluted share, for the quarter ended June 30, 2008.

•	GAAP book value of $(1.08) per share and adjusted book value of $20.01 per share at June 30, 2008.

•	Increased unrestricted cash from $101 million as of March 31, 2008 to $170 million as of August 8, 2008.

Second Quarter 2008 Financial Results

New York, NY, August 11, 2008 – Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended June 30, 2008, Funds from Operations (“FFO”) loss and GAAP loss was $87.7 million, or $1.66 per diluted share. This compares to FFO and GAAP income of $0.64 per diluted share for the quarter ended June 30, 2007.

FFO loss and GAAP loss of $87.7 million consists of Operating Income (net of preferred dividends) of $27.7 million plus realized gains and other income of $8.7 million less impairments of $118.5 million and loss on real estate assets held for sale of $5.6 million. Operating Income return on average invested equity was 15.3%.

Book Value

Our GAAP book value increased to $(1.08) per share, or $(56.8) million at June 30, 2008, up from $(4.12) per share, or $(217.5) million at March 31, 2008. The increase in book value was primarily attributable to an unrealized market value increase in our portfolio and income generated in excess of the dividend paid in the second quarter.

Our securities portfolio is predominantly financed to maturity with long-term collateralized debt obligations (“CBOs”) that are not callable as a result of changes in value and are non-recourse to the Company. While the assets in the CBOs are consolidated on our books for GAAP purposes, our exposure to losses is limited to our investment in each CBO. Our June 30, 2008 GAAP book value reflects approximately $483.8 million of unrealized losses in assets in our CBOs that could not be realized by the Company.

We believe that a better measure of shareholder value is our adjusted book value, which marks-to-market all of our financial assets and liabilities. At June 30, 2008, our adjusted book value per share was $20.01. Our GAAP book value would equal our adjusted book value if we elected to mark all of our financial assets and liabilities to fair value under SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”

The following table compares Newcastle’s book value per share as of June 30, 2008 and March 31, 2008:

	June 30, 2008	March 31, 2008
Adjusted book value (1)	$20.01	$16.28
GAAP book value	$(1.08)	$(4.12)

(1)	Represents GAAP book value as if Newcastle had elected to measure all of its financial assets and liabilities at fair value under SFAS 159.

For a reconciliation and discussion of GAAP net income (loss) attributable to common stockholders to FFO, Operating Income (net of preferred dividends), and GAAP book equity to invested common equity, as well as GAAP book value to adjusted book value, please refer to the tables following the presentation of GAAP results.

Dividends

For the quarter ended June 30, 2008, Newcastle’s Board of Directors declared a dividend of $0.25 per common share. We also declared dividends on our 9.75% Series B, 8.05% Series C and 8.38% Series D Cumulative Redeemable Preferred Stock in the amounts of $0.609375, $0.503125 and $0.523438 per share, respectively.

Investment Portfolio

Newcastle’s current $6.6 billion investment portfolio consists primarily of commercial, residential and corporate debt. During the quarter, the portfolio decreased by $98.6 million primarily as a result of paydowns of $142.9 million and sales of $16.0 million, offset by purchases of $89.2 million. Of the asset paydowns, $62.0 million were commercial, $80.2 million were residential and $0.7 million were corporate.

The following table describes our investment portfolio ($ in millions):

	Face Amount $	Basis Amount $	% of Basis	Number of Investments	Credit (1)	Average Life (years) (2)
Commercial Assets
CMBS	$2,264	$2,177	35.4%	257	BBB-	5.5
Mezzanine Loans	780	776	12.6%	23	67%	3.5
B-Notes	420	393	6.4%	15	61%	3.1
Whole Loans	83	82	1.3%	4	65%	2.8
ICH Loans	11	10	0.2%	5	—	8.1

Total Commercial Assets	3,558	3,438	55.9%			4.7
Residential Assets
MH and Residential Loans	597	572	9.3%	14,960	695	5.6
Subprime Securities	579	302	4.9%	124	BB-	5.6
Subprime Retained Securities	80	51	0.8%	7	B+	12.2
Subprime Residual Interests	13	13	0.2%	2	645	2.8
Real Estate ABS	103	101	1.6%	26	BBB-	4.7

	1,372	1,039	16.8%			5.9

FNMA/FHLMC Securities	409	411	6.7%	15	AAA	3.8

Total Residential Assets	1,781	1,450	23.5%			5.4

Corporate Assets
REIT Debt	653	663	10.8%	65	BBB	5.1
Corporate Bank Loans	632	602	9.8%	17	B-	3.2

Total Corporate Assets	1,285	1,265	20.6%			4.2

Total/Weighted Average (3)	$6,624	$6,153	100.0%			4.8

(1)	Credit statistics represent weighted average rating for rated assets, LTV for non-rated commercial assets, FICO score for non-rated residential assets and implied AAA for FNMA/FHLMC securities.
(2)	Mezzanine loans, B-Notes and whole loans are based on the fully extended maturity date.
(3)	Excludes real estate held for sale and loans subject to call option with a face amount of $31 million and $406 million, respectively.

The following table compares certain supplemental data relating to our investment portfolio ($ in millions):

	June 30, 2008	March 31, 2008
Face Amount ($)	6,624	6,723
Weighted average asset yield	6.62%	6.55%
Weighted average liability cost	4.47%	4.54%

Weighted average net spread	2.15%	2.01%

Excluding the FNMA/FHLMC securities, our weighted average net spread was 2.23% as of June 30, 2008 and 2.09% as of March 31, 2008.

Commercial Assets

We own $3.6 billion of commercial assets, which includes CMBS, mezzanine loans, B-Notes and whole loans.

•

During the quarter, we purchased $24.4 million, made no sales and had paydowns of $62.1 million for a net decrease of $33.0 million. Of the asset paydowns, $40.5 million were mezzanine loans and $17.0 million were ICH loans.

•	We had 6 CMBS securities or $40.2 million upgraded (from an average rating of BBB- to BBB+) with 2 securities or $35.5 million downgraded (from an average rating of BB+ to B+).

CMBS portfolio ($ in thousands):

Vintage	Average Rating	Number	Face Amount $	Basis Amount $	% of Basis	Delinquency 60+/FC/REO	Principal Subordination	Average Life (yr)
Pre 2004	A-	79	410,892	406,905	18.7%	0.9%	9.4%	4.4
2004	BBB-	59	435,703	428,733	19.7%	0.2%	5.0%	5.6
2005	BB+	50	586,285	554,368	25.5%	0.4%	4.8%	6.5
2006	BB+	35	446,768	426,219	19.6%	0.1%	5.1%	3.8
2007	BBB+	34	384,056	360,418	16.6%	0.1%	9.0%	6.8

TOTAL/WA	BBB-	257	2,263,703	2,176,642	100.0%	0.3%	6.4%	5.5

Mezzanine loans, B-Notes and whole loan portfolio ($ in thousands):

	Mezzanine	B-Note	Whole Loan	Total
Face Amount ($)	780,181	420,140	82,536	1,282,857
Basis Amount ($)	775,550	392,627	82,452	1,250,629

WA First $ Loan To Value	55.6%	45.4%	0.0%	48.7%
WA Last $ Loan To Value	66.9%	60.5%	64.8%	64.6%

Delinquency	0.0%	0.0%	0.0%	0.0%

In the quarter, we recorded an $11.2 million charge on a B-Note secured by residential land located in Mobile, AZ. Our current basis in this B-Note is now $4.9 million, and we are no longer accruing interest on this loan. Additionally, we recorded a $5.6 million charge related to two real estate properties (classified as held for sale) that were sold in the third quarter.

Residential Assets

We own $1.8 billion of residential assets, which includes manufactured housing (“MH”), residential loans, subprime securities and FNMA/FHLMC securities.

•	During the quarter, we purchased $64.8 million, sold $16.0 million and had paydowns of $80.2 million, of which $31.4 million was related to subprime securities (including retained interests).

•	We had no ABS securities upgraded with 46 securities or $249.6 million downgraded (from an average rating of BB to B-).

Manufactured housing loan portfolios ($ in thousands):

Deal	Face Amount $	Basis Amount $	% of Total	Weighted Average Loan Age (months)	Original Balance $	Delinquency 90+/FC/REO	Actual Cumulative Loss to Date	Projected Cumulative Loss to Date
Portfolio 1	202,254	189,024	39%	83	327,855	0.7%	3.7%	5.3%
Portfolio 2	301,548	290,544	61%	112	434,743	0.5%	2.0%	3.4%

TOTAL/WA	503,802	479,568	100%	100	762,598	0.6%	2.7%	4.2%

Subprime securities portfolio excluding our residuals and retained interests in our own securitizations ($ in thousands):

Security Characteristics:

Vintage	Average Rating	Number	Face Amount $	Basis Amount $	% of Basis	Principal Subordination	Excess Spread
2003	A-	16	32,818	28,974	9.6%	19.6%	3.1%
2004	BBB	30	139,665	117,541	39.0%	13.9%	3.5%
2005	B+	44	195,720	108,354	35.9%	14.3%	4.3%
2006	CCC+	29	185,304	36,315	12.0%	8.0%	3.6%
2007	A	5	25,421	10,529	3.5%	18.2%	2.9%

TOTAL/WA	BB-	124	578,928	301,713	100.0%	12.6%	3.8%

Collateral Characteristics:

Vintage	Average Loan Age (months)	Collateral Factor	3 Month CPR(1)	Delinquency 90+/FC/REO	Cumulative Loss to Date
2003	58	0.12	16.1%	12.3%	2.0%
2004	48	0.17	18.0%	14.8%	1.8%
2005	35	0.33	25.6%	25.4%	2.4%
2006	22	0.69	19.7%	24.7%	2.3%
2007	14	0.86	13.0%	18.9%	0.5%

TOTAL/WA	34	0.42	20.8%	21.6%	2.1%

(1)	CPR is constant prepayment rate.

In the quarter, we recorded a $63.2 million charge related to our $578.9 million subprime securities portfolio. The majority of the charge was related to a $46.9 million impairment on 35 of our 2005 vintage securities and a $13.3 million impairment on 17 of our 2004 vintage securities.

Residuals and retained securities

We own $80.4 million of retained securities and $13.3 million of residual interests in two subprime portfolio securitizations from 2006 (“Portfolio 1”) and 2007 (“Portfolio 2”). The following table summarizes our subprime portfolio securitizations ($ in thousands):

	Security Characteristics			Portfolio Characteristics
Deal	Face Amount $	Basis Amount $	% of Basis	Average Loan Age (months)	Original Securitization Balance $	Current Balance $	Delinquency 90+/FC/REO	Actual Cumulative Loss to Date	Projected Cumulative Loss to Date
Portfolio 1	43,312	34,409	53.6%	34	1,502,181	797,756	16.7%	1.2%	1.0%
Portfolio 2	50,342	29,770	46.4%	17	1,087,942	975,641	9.7%	0.3%	0.1%

TOTAL/WA	93,654	64,179	100.0%	25	2,590,123	1,773,397	12.9%	0.7%	0.5%

In the quarter, we updated our future loan loss and prepayment assumptions. Based on current market conditions we lowered our prepayment assumptions which resulted in higher projected loan defaults and future loan losses. Under the new assumptions, our basis in the residuals was reduced by a $32.5 million impairment charge and $2.8 million return of principal. In addition, we recorded impairments of $5.4 million on the retained securities. The following summarizes the changes in our basis, prepayment assumptions and loss assumptions on both portfolios ($ in thousands):

	Portfolio Characteristics
	Portfolio 1	Portfolio 2
Residual Basis
March 31, 2008	$17,937	$30,632
Current	1,757	11,517

Change	$(16,180)	$(19,115)

Cumulative Loss
March 31, 2008 Assumptions	8.6%	14.5%
Revised Assumptions	11.2%	16.3%

Change	+2.6%	+1.8%

Lifetime Constant Voluntary Prepayment Rate
March 31, 2008 Assumptions	20.2%	13.6%
Revised Assumptions	16.9%	13.3%

Change	-3.3%	-0.3%

Corporate Assets

We own $1.3 billion of corporate assets, including REIT debt and corporate bank loans.

•	During the quarter, we made no purchases or sales and had paydowns of $0.7 million.

•	We had 1 bank loan totaling $112.0 million downgraded (from B+ to B).

REIT debt portfolio ($ in thousands):

Industry	Average Rating	Number	Face Amount $	Basis Amount $	% of Basis
Retail	BBB-	16	200,035	202,713	30.6%
Office	BBB	14	132,919	135,898	20.5%
Diversified	BBB	14	151,463	152,100	22.9%
Hotel	BBB-	4	42,720	43,441	6.6%
Multifamily	BBB+	8	44,508	45,769	6.9%
Healthcare	BBB	4	36,600	37,221	5.6%
Industrial	BBB	3	20,865	21,764	3.3%
Storage	A-	2	23,406	24,164	3.6%

TOTAL/WA	BBB	65	652,516	663,070	100.0%

Corporate bank loan portfolio ($ in thousands):

Industry	Average Rating	Number	Face Amount $	Basis Amount $	% of Basis
Real Estate	B-	4	174,310	169,050	28.1%
Resorts	BB-	1	110,488	107,797	17.9%
Media	B	2	112,000	101,513	16.9%
Retail	B-	2	100,000	96,680	16.1%
Restaurant	CCC	2	44,301	37,088	6.2%
Transportation	NR	2	37,000	35,887	6.0%
Gaming	CCC-	3	29,624	29,624	4.9%
Theatres	BB-	1	24,562	24,562	4.1%

TOTAL/WA	B-	17	632,285	602,201	100.0%

In the quarter, we recorded a $5.6 million charge related to 2 senior bank loans.

Financing and Liquidity

In the second quarter, the Company reduced its recourse debt by $57 million and reduced its non-recourse debt by $31 million. Newcastle also increased unrestricted cash from $101 million as of March 31, 2008 to $170 million as of August 8, 2008.

The following table compares the face amount of our financings as of June 30, 2008 compared to March 31, 2008 ($ in millions):

	June 30, 2008	March 31, 2008
Recourse Financings
Real Estate Securities and Loans (1)	$332	$365
FNMA/FHLMC Securities	398	422

Total Recourse Financings	730	787

Non-Recourse Financings
CBOs and Other (2)	4,829	4,860

Total Financings	$5,559	$5,647

Recourse Financings as % of Total Financings	13%	14%

(1)	Recourse financings on our real estate securities and loans include off-balance sheet debt (in the form of total return swaps) of $72 million as of June 30, 2008 and $77 million as of March 31, 2008.
(2)	Includes $92 million face amount of manufacturing housing loan financing which is recourse.

New CFO Appointed

Effective August 13, 2008, Brian Sigman, who currently serves as the Company’s Vice President of Finance, will be appointed Chief Financial Officer of the Company. Mr. Sigman joined the Company in 2003 as Assistant Controller. Since 2006, he has served as the Company’s Vice President of Finance, during which time he has played an integral role in managing the Company’s finance and accounting group. Effective that same day, Debra Hess will resign as the Chief Financial Officer of the Company to pursue a new professional opportunity.

Conference Call

Newcastle’s management will conduct a live conference call today, August 11, 2008, at 1:00 P.M. eastern time to review the financial results for the quarter ended June 30, 2008. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (888) 243-2046 (from within the U.S.) or (706) 679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Second Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available from 3:00 P.M. eastern time on August 11, 2008 until 11:59 P.M. eastern time on Sunday, August 17, 2008 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.); please reference access code “57632189.”

About Newcastle

Newcastle Investment Corp. owns and manages a $6.6 billion portfolio of highly diversified, credit sensitive real estate debt that is primarily financed with match funded debt. Our business strategy is to “lock in” and optimize the difference between the yield on our assets and the cost of our liabilities. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global alternative asset manager with approximately $35.1 billion in assets under management as of June 30, 2008. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K, which available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp.

Consolidated Statements of Operations

(dollars in thousands, except share data)

(Unaudited)

	For The Three Months Ended June,		For The Six Months Ended June,
	2008	2007	2008	2007
Revenues
Interest income	$115,018	$191,864	$247,912	$354,080

	115,018	191,864	247,912	354,080

Expenses
Interest expense	73,713	133,898	163,088	250,649
Loan and security servicing expense	1,788	3,698	3,518	5,681
Provision for credit losses	1,868	3,089	4,373	5,125
General and administrative expense	1,892	1,435	3,484	2,728
Management fee to affiliate	4,597	4,545	9,194	8,451
Incentive compensation to affiliate	—	2,521	—	6,209
Depreciation and amortization	73	71	145	144

	83,931	149,257	183,802	278,987

Operating Income	31,087	42,607	64,110	75,093

Other Income (Loss)
Gain on sale of investments, net	(37)	6,977	6,489	9,189
Other income	1,427	5,747	(17,881)	6,464
Other than temporary impairment	(101,797)	(5,953)	(148,169)	(5,953)
Loan impairment	(16,759)	—	(37,085)	—
Provision for losses, loans held for sale	—	(5,754)	—	(5,754)
Gain (Loss) on extinguishment of debt	—	(7,280)	8,533	(7,280)
Equity in earnings of unconsolidated subsidiaries	7,062	819	7,770	1,666

	(110,104)	(5,444)	(180,343)	(1,668)

Income (loss) from continuing operations	(79,017)	37,163	(116,233)	73,425
Income (loss) from discontinued operations	(5,263)	(50)	(8,951)	(121)

Net Income (Loss)	(84,280)	37,113	(125,184)	73,304
Preferred dividends	(3,376)	(3,375)	(6,751)	(5,890)

Income (Loss) Available For Common Stockholders	$(87,656)	$33,738	$(131,935)	$67,414

Net Income (Loss) Per Share of Common Stock
Basic	$(1.66)	$0.65	$(2.50)	$1.35

Diluted	$(1.66)	$0.64	$(2.50)	$1.34

Income (loss) from continuing operations per share of common stock, after
Preferred dividends
Basic	$(1.56)	$0.65	$(2.33)	$1.35

Diluted	$(1.56)	$0.64	$(2.33)	$1.34

Income (loss) from discontinued operations per share of common stock
Basic	$(0.10)	$—	$(0.17)	$—

Diluted	$(0.10)	$—	$(0.17)	$—

Weighted Average Number of Shares of Common Stock Outstanding
Basic	52,783,006	52,273,988	52,781,662	49,936,428

Diluted	52,783,006	52,467,019	52,781,662	50,158,085

Dividends Declared per Share of Common Stock	$0.250	$0.720	$0.500	$1.410

Newcastle Investment Corp.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	June 30, 2008 (unaudited)	December 31, 2007
Assets
Real estate securities, available for sale	$3,116,151	$4,835,884
Real estate related loans, net	1,761,940	1,856,978
Residential mortgage loans, net	585,155	634,605
Subprime mortgage loans subject to call option	395,906	393,899
Investments in unconsolidated subsidiaries	1,882	24,477
Operating real estate, held for sale	27,980	34,399
Cash and cash equivalents	181,967	55,916
Restricted cash	91,560	133,126
Derivative assets	1,647	4,114
Receivables and other assets	52,119	64,372

	$6,216,307	$8,037,770

Liabilities and Stockholders’ Equity

Liabilities
CBO bonds payable	4,368,784	4,716,535
Other bonds payable	446,988	546,798
Repurchase agreements	657,690	1,634,362
Financing of subprime mortgage loans subject to call option	395,906	393,899
Junior subordinated notes payable (security for trust preferred)	100,100	100,100
Derivative liabilities	114,581	133,510
Dividends payable	15,447	40,251
Due to affiliates	7,741	7,741
Accrued expenses and other liabilities	13,327	16,949

	6,120,564	7,590,145

Stockholders’ Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock 1,600,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 2,000,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock liquidation preference $25.00 per share, issued and outstanding	152,500	152,500
Common stock, $0.01 par value, 500,000,000 shares authorized, 52,786,441 and 52,779,179 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	528	528
Additional paid-in capital	1,033,401	1,033,326
Dividends in excess of earnings	(394,538)	(236,213)
Accumulated other comprehensive income (loss)	(696,148)	(502,516)

	95,743	447,625

	$6,216,307	$8,037,770

Newcastle Investment Corp.

Reconciliation of GAAP Net Income (Loss) to FFO

(dollars in thousands)

(Unaudited)

	Three Months Ended
	June 30, 2008	June 30, 2007
Net income (loss) attributable to common stockholders	$(87,656)	$33,738
Operating real estate depreciation	—	271

Funds from operations (“FFO”)	$(87,656)	$34,009

We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

As a result of the sale or expected sale of all of our operating real estate, and the resultant discontinuation of depreciation, our income (loss) applicable to common stockholders is now equal to our FFO.

Newcastle Investment Corp.

Reconciliation of Operating Income (Net of Preferred Dividends)

(dollars in thousands)

(Unaudited)

	Three Months Ended
	June 30, 2008	June 30, 2007
Operating Income	$31,087	$42,607
Preferred dividends	(3,376)	(3,375)

Operating Income (Net of Preferred Dividends)	$27,711	$39,232

Newcastle Investment Corp.

Reconciliation of GAAP Book Equity to Invested Common Equity

(dollars in thousands)

(Unaudited)

June 30, 2008
Book equity	$95,743
Preferred stock	(152,500)
Accumulated depreciation on operating real estate	6,226
Accumulated other comprehensive loss	696,148

Invested common equity	$645,617

Newcastle Investment Corp.

Reconciliation of GAAP Book Value to Adjusted Book Value

(dollars in thousands, except per share)

(Unaudited)

	Amount	Per Share
GAAP Book Value	$(56,757)	$(1.08)
Adjustments to Fair Value:
Commercial Real Estate Loans	(171,828)	(3.25)
CDO Liabilities	1,303,284	24.69
Other Loan Investments and Debt Obligations	(18,574)	(0.35)

Total Adjustments	1,112,882	21.09

Adjusted Book Value	$1,056,125	$20.01